                                                                 Exhibit (a)(69)

BINGHAM McCUTCHEN LLP
DAVID M. BALABANIAN (SBN 37368)
STEPHEN D. HIBBARD (SBN 177865)
GEOFFREY M. HOWARD (SBN 157468)
Three Embarcadero Center
San Francisco, California 94111-4067
Telephone: 415.393.2000
Facsimile: 415.393.2286

DAVIS POLK & WARDWELL
WILLIAM M. KELLY (SBN 108011)
ZACHARY S. MCGEE (SBN 224790)
1600 El Camino Real
Menlo Park, CA 94025
Telephone: 650.752.2000
Facsimile: 650.752.2111

DORIAN DALEY (SBN 129049)
ORACLE CORPORATION
500 Oracle Parkway, M/S 5op7
Redwood Shores, CA 94070
Telephone: 650.506.5200
Facsimile: 650.506.7114

Attorneys for Defendants Oracle Corporation and
Pepper Acquisition Corporation

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                               COUNTY OF ALAMEDA

PEOPLESOFT, INC. a Delaware corporation,            No. RG03101434
and J.D. EDWARDS & COMPANY, a Delaware
corporation,                                        DEFENDANTS' NOTICE OF
                                                    DEMURRER AND DEMURRER TO
          Plaintiffs,                               PLAINTIFFS' SECOND AMENDED
                                                    COMPLAINT
     v.                                             ----------------------------

ORACLE CORPORATION, a Delaware                      Date: February 25, 2004
corporation, PEPPER ACQUISITION CORP., a            Time: 3:00 p.m.
Delaware corporation, and DOES 1-100,               Dept: 22
                                                    Judge: Hon. Ronald M. Sabraw
          Defendants.



SF:21543371.1/2021039-0000302635                             Case No. RG03101434
--------------------------------------------------------------------------------
                        NOTICE OF DEMURRER AND DEMURRER
                          TO SECOND AMENDED COMPLAINT

                               NOTICE OF DEMURRER

         TO ALL PARTIES AND THEIR ATTORNEYS OF RECORD:

         PLEASE TAKE NOTICE THAT on February 25, 2004, at 3:00 p.m., or as soon thereafter as the matter may be heard, in Department 22 of the above entitled Court, located at 1221 Oak Street, Oakland, California, defendants Oracle Corporation and Pepper Acquisition Corporation (together, "Oracle") will and hereby do demur to PeopleSoft, Inc.'s and J.D. Edwards & Company's (hereafter, "PeopleSoft") Second Amended Complaint.

         This motion is based upon this Notice of Demurrer and Demurrer, the attached Memorandum of Points and Authorities, the accompanying Request for Judicial Notice, the accompanying Appendix of Non-California Authorities, all pleadings on file in this action, such matters of which the Court may take judicial notice, and any argument made or evidence introduced at the hearing on this demurrer.

                                GENERAL DEMURRER

         The Second Amended Complaint against Oracle fails to state facts sufficient to constitute a cause of action. Code Civ. Proc. Section 430.10(e).

                     DEMURRER TO THE FIRST CAUSE OF ACTION

         1. The first cause of action for violations of Business & Professions Code Section 17500 fails to state facts sufficient to constitute a cause of action against Oracle because the alleged statements about Oracle's or PeopleSoft's products are non-actionable opinion, commercial advocacy or puffing. Code Civ. Proc. Section 430.10(e).

                     DEMURRER TO THE SECOND CAUSE OF ACTION

         2. The second cause of action for trade libel fails to state facts sufficient to constitute a cause of action against Oracle because the alleged statements about Oracle's or PeopleSoft's products or business are non-actionable opinion, commercial advocacy or puffing; and because Oracle made no statement which disparages the quality of PeopleSoft's products.

SF:21543371.1/2021039-0000302635      2                     Case No. RG03101434
--------------------------------------------------------------------------------
                        NOTICE OF DEMURRER AND DEMURRER
                          TO SECOND AMENDED COMPLAINT

Code Civ. Proc. Section 430.10(e).

                     DEMURRER TO THE THIRD CAUSE OF ACTION

     3. The third cause of action for intentional interference with prospective economic advantage fails to state facts sufficient to constitute a cause of action against Oracle because the alleged statements about Oracle's or PeopleSoft's products are non-actionable opinion, commercial advocacy or puffing; and Oracle's actions are protected by the competition privilege, and Oracle did not engage in any wrongful conduct apart from the interference itself. Code Civ. Proc. Section 430.10(e).

                     DEMURRER TO THE FOURTH CAUSE OF ACTION

     4. The fourth cause of action for violations of Business & Professions Code Section 17200 fails to state facts sufficient to constitute a cause of action against Oracle because each of PeopleSoft's "borrowed" claims fails as a predicate act. Code Civ. Proc. Section 430.10(e).

     5. The fourth cause of action for violations of Business & Professions Code Section 17200 fails to state facts sufficient to constitute a cause of action against Oracle because Oracle's actions do not violate the policy or spirit of the antitrust laws or otherwise harm or threaten competition.

     6. The fourth cause of action for violations of Business & Professions Code Section 17200 fails to state facts sufficient to constitute a cause of action against Oracle because the claim is based on non-actionable statements of opinion, commercial advocacy, and puffery, which could not deceive any reasonable member of the public.

     WHEREFORE, Oracle prays that this demurrer be granted without leave to amend, that PeopleSoft take nothing by their Second Amended Complaint and that Oracle be awarded judgment for its costs and all other proper relief.

SF:21543371.1/2021039-0000302635      3                     Case No. RG03101434
--------------------------------------------------------------------------------
                        NOTICE OF DEMURRER AND DEMURRER
                          TO SECOND AMENDED COMPLAINT

  DATED: January 20, 2004       Respectfully submitted,

                                BINGHAM McCUTCHEN LLP




                               By: /s/ Geoffrey M. Howard
                                   ______________________
                                       Geoffrey M. Howard
                                    Attorneys for Defendants












































SF:215433371.1/2021039-0000302635            4              Case No. RG03101434
________________________________________________________________________________
                        NOTICE OF DEMURRER AND DEMURRER
                          TO SECOND AMENDED COMPLAINT

BINGHAM McCUTCHEN LLP
DAVID M. BALABANIAN (SBN 37368)
STEPHEN D. HIBBARD (SBN 177865)
GEOFFREY M. HOWARD (SBN 157468)
Three Embarcadero Center
San Francisco, California 94111-4067
Telephone: 415.393.2000
Facsimile: 415.393.2286

DAVIS POLK & WARDWELL
WILLIAM M. KELLY (SBN 108011)
ZACHARY S. MCGEE (SBN 224790)
1600 El Camino Real
Menlo Park, California 94025
Telephone: 650.752.2000
Facsimile: 650.752.2111

DORIAN DALEY (SBN 129049)
ORACLE CORPORATION
500 Oracle Parkway, M/S 5op7
Redwood Shores, California 94070
Telephone: 650.506.5200
Facsimile: 650.506.7114

Attorneys for Defendants Oracle Corporation and Pepper Acquisition Corp.



                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                               COUNTY OF ALAMEDA


PEOPLESOFT, INC., a Delaware corporation, |   No. RG03101434
and J.D. EDWARDS & COMPANY, a Delaware    |
corporation,                              |   MEMORANDUM OF POINTS AND
                                          |   AUTHORITIES IN SUPPORT OF
           Plaintiffs,                    |   DEFENDANTS' DEMURRER TO
                                          |   PLAINTIFFS' SECOND AMENDED
        v.                                |   COMPLAINT
                                          |   ___________________________

ORACLE CORPORATION, a Delaware            |   Date:     February 25, 2004
corporation, PEPPER ACQUISITION CORP., a  |   Time:     3:00 p.m.
Delaware corporation, and DOES 1-100,     |   Dept:     22
                                          |   Judge:    Hon. Ronald M. Sabraw
           Defendants.                    |
                                          |
__________________________________________|


SF:21542352.6/2021039-0000302635                            Case No. RG03101434
_______________________________________________________________________________
                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT

                                        TABLE OF CONTENTS


                                                                            Page

I.   INTRODUCTION............................................................ 1
II.  THE TIME TO ANALYZE THE COMPLAINT IS NOW................................ 3
III. ARGUMENT................................................................ 4
     A. None Of The Statements Attributed To Oracle Is Actionable On Any
        Theory............................................................... 4
     B. There Is No Claim Under Cal. Bus. & Prof. Code Section 17500......... 7
     C. There Is No Claim For Trade Libel.................................... 7
     D. There Is No Claim For Intentional Interference With Prospective
        Economic Advantage................................................... 8
     E. There Is No Claim Under Cal. Bus. & Prof. Code Section 17200......... 9
        1. There Is No Claim Of "Unlawfulness" Under Section 17200........... 9
           a. There Is No Claim Under Cal. Bus. & Prof. Code Section
              Section 17043 (Sales Below Cost) Or 17044 (Loss Leader).......  9
           b. There Is No Claim Under Cal. Bus. & Prof. Code Section 17045.. 10
           c. There Is No Claim Under Cal. Civil Code Section 1770.......... 11
           d. There Is No Claim Under Cal. Civil Code Section 1708.......... 12
           e. There Is No Claim Under Cal. Civil Code Section 1709.......... 12
        2. There Is No Claim Of "Unfairness" Under Section 17200............ 13
        3. There Is No Claim Of "Fraudulent" Conduct Under Section 17200.... 15
IV.  CONCLUSION............................................................. 15


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                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT

                              TABLE OF AUTHORITIES


                              CASES                                                       PAGE
                              -----                                                       ----
AICCO, Inc. v. Ins. Co. of North America, 90 Cal. App. 4th 579 (2001)....................... 14

Cargill, Inc. v. Monfort of Colorado, Inc., 479 U.S. 104 (1986)............................. 14

Carter Hawley Hale Stores, Inc. v. The Limited, Inc., 587 F. Supp. 246 (C.D. Cal.
     1984).................................................................................. 14

Cel-Tech Communications, Inc. v. Los Angeles Cellular Telephone Co., 20 Cal.
     4th 163 (1999)......................................................................... 14

Coastal Abstract Service, Inc. v. First American Title Ins. Co., 173 F.3d 725 (9th
     Cir. 1999).............................................................................  5

Committee on Children's Television, Inc. v. General Foods Corp., 35 Cal. 3d 197
     (1983).............................................................................. 12,15

ComputerXpress, Inc. v. Jackson, 93 Cal. App. 4th 993 (2001)........................ 4, 6, 7, 8

Consumer Advocates v. Echostar Satellite Corp., 113 Cal. App. 4th 1351, 2003
     WL 22872098 (2003)................................................................ 5, 6, 7

Cook, Perkiss & Liehe, Inc. v. Northern Cal. Collection Service, Inc., 911 F.2d
     242 (9th Cir. 1990)..................................................................... 4

County of San Luis Obispo v. The Abalone Alliance, 178 Cal. App. 3d 848 (1986).............. 12

Della Penna v. Toyota Motor Sales, U.S.A. Inc., 11 Cal. 4th 376 (1995)......................  8

Falstaff Brewing Co. v. Stroh Brewery Co., 628 F. Supp. 822 (N.D. Cal. 1986)................ 14

Freeman v. Time, Inc., 68 F.3d 285 (9th Cir. 1995).......................................... 15

Glen Holly Entm't, Inc. v. Tektronix, Inc., 352 F.3d 367 (9th Cir. 2003).................... 15

Global Telemedia Int'l, Inc. v. Doe 1, 132 F. Supp. 2d 1261 (C.D. Cal. 2001)................  6

Gregory v. Albertson's, Inc., 104 Cal. App. 4th 845 (2002).................................. 14

Haskell v. Time, Inc., 857 F. Supp. 1392 (E.D. Cal. 1994)...................................  5

Independent Journal Newspapers v. United Western Newspapers, Inc., 15 Cal.
     App. 3d 583 (1971)..................................................................... 10

Kaplan v. Burroughs Corp., 611 F.2d 286 (9th Cir. 1979)................................. 14, 15



SF21542352.6/2021039-0000302635         ii                  Case No. RG03101434
-------------------------------------------------------------------------------
                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT

                              TABLE OF AUTHORITIES
                                  (continued)

                                                                            Page
                                                                            ----
Khoury v. Maly's of Cal., Inc., 14 Cal. App. 4th 612 (1993)............  9,11,12

Lazar v. Hertz Corp., 143 Cal. App. 3d 128 (1983)...........................  12

Nicolosi Distrib. Co. v. Finishmaster, Inc., 2000 WL 41222
   (N.D. Cal. Jan. 13, 2000)................................................  11

People v. Duz-Mor Diagnostic Laboratory, Inc., 68 Cal. App. 4th 654 (1998)..   9

Pinnacle Sys., Inc. v. XOS Techs., Inc., 2003 WL 21397845 (N.D. Cal.
   May 19, 2003)............................................................   6

Rutman Wine Co. v. E. & J. Gallo Winery, 829 F.2d 729 (9th Cir. 1987).......  14

Small v. Fritz Cos., Inc., 30 Cal. 4th 167 (2003)...........................  13

                                    STATUTES

Cal. Bus. & Prof. Code Section 17030........................................   9

Cal. Bus. & Prof. Code Section 17043........................................   9

Cal. Bus. & Prof. Code Section 17044........................................   9

Cal. Bus. & Prof. Code Section 17200.....................................  9, 13

Cal. Bus. & Prof. Code Section 17405........................................  10

Cal. Bus. & Prof. Code Section 17500........................................   7

Cal. Civil Code Section 1708................................................  12

Cal. Civil Code Section 1709................................................  12

Cal. Civil Code Section 1761(d).............................................  12

Cal. Civil Code Section 1770................................................  11


SF:21542352.6/2021039-0000302635      iii                    Case No. RG03101434
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                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT

    I.   INTRODUCTION

               In its Second Amended Complaint ("SAC") PeopleSoft moves even farther away from any justiciable claim. It also moves unmistakably into an area where it bound itself not to go - and this Court cannot follow - attacking the terms of Oracle's tender offer.

               Gone are all claims for interference with contract - claims which, if properly alleged, would have defeated Oracle's competition privilege. In response to the Court's sustaining of Oracle's demurrer to these claims, PeopleSoft abandons them.

               What remain are attacks on Oracle's business practices, grouped into four of what PeopleSoft calls Oracle's "tactics."

               "TACTIC 1":"LOWBALL" TENDER OFFER

               Thirteen times the SAC describes the tender offer as "lowball" - a term it does not define. The initial offer, PeopleSoft calls "artificially low." SAC Paragraph 5. Oracle's subsequent twenty-two percent increase, PeopleSoft calls a "token." SAC Paragraph 6.(1)

               But even if this Court believed the offer to be "lowball," it could not enjoin it or require its rejection, as PeopleSoft requests. No court could. Whether or not the offer is "lowball" is a decision only PeopleSoft's shareholders can make. Neither this nor any other court can determine that the price Oracle is offering is inadequate or deny PeopleSoft's shareholders the right to consider it.

               PeopleSoft's Prayer for Relief confirms that the goal of this action is to block the tender offer. See SAC, Prayer for Relief. But nothing in the SAC would give this Court the power to do so. Accordingly, in its companion Motion to Strike, Oracle asks this Court to strike

----------------------

(1) The offer is "lowball," PeopleSoft claims, because, when it was initially made, the price of PeopleSoft stock rose above it and remains above it, even as increased. SAC Paragraphs 6, 51. This is hardly an unusual response to tender offers, as investors speculate on the possibility of further increases. That the offer was not "lowball" is confirmed by allegations that it is now 30% above the price at which PeopleSoft's stock was trading when first made. Id.



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                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT all requests for such relief. This is necessary to stop PeopleSoft from misleading its shareholders and the investing public about the possible effect of this litigation on the offer.

     "TACTIC 2": "DELAYING" ANTITRUST CLEARANCE

     PeopleSoft claims Oracle has not sought or obtained clearance of its tender offer from the Department of Justice "as quickly as possible" and has "drag[ged] out" the process "to insulate itself from challenges by governments in California and other states." SAC (paragraphs) 2, 10.

     These allegations, even if true, give PeopleSoft no claim. Oracle has no obligation to PeopleSoft to process its tender offer on any particular timetable, nor would a delay in submitting the offer to PeopleSoft's shareholders justify withholding it from them forever--as PeopleSoft seeks.

     Not only does "Tactic 2" state no claim, it is directly contrary to PeopleSoft's assertions that the tender offer confronts serious antitrust obstacles which must inevitably slow it down. Indeed, the SAC alleges that "on June 30, 2003, the Antitrust Division of the United States Department of Justice issued its 'second request'--indicating that the proposed transaction will receive heightened antitrust scrutiny and could potentially be blocked...." SAC
(paragraph) 43. The SAC also details challenges to the tender offer from the Attorneys General of Connecticut and 30 other states, as well as Canada and the EU, which, it alleges, are likely to delay its consummation for many more months. SAC (paragraphs) 43-44.

     "TACTIC 3": "SOWING FEAR, UNCERTAINTY AND DOUBT"

     By the use of "Tactic 3," "PeopleSoft claims, Oracle has sown "fear, uncertainty and doubt" among PeopleSoft customers as to its future intentions for PeopleSoft products in connection with the tender offer.

     In support of this claim, the SAC offers sharply conflicting allegations. Sometimes it claims Oracle's "stated intent was to kill PeopleSoft products." E.g., SAC (paragraph) 19; see also SAC (paragraph) 16. Elsewhere it alleges that Oracle has actually promised to continue to support PeopleSoft's products, but must be lying. E.g., SAC (paragraph) 21.

SF:21542352.6/2021039-0000302635       2                     Case No. RG03101434
--------------------------------------------------------------------------------
                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT

           None of this provides a basis for denying PeopleSoft shareholders an opportunity to accept the tender offer. Nor, as explained more fully below, does it supply the elements of any of the business torts PeopleSoft purports to state.

           "TACTIC 4": MISLEADING CUSTOMERS ABOUT THE COST OF CONVERSION

           "Tactic 4" consists of statements Oracle has allegedly made to actual or potential customers of PeopleSoft to assure them that they will not lose their investment if they acquire or continue to use PeopleSoft products. Specifically, PeopleSoft alleges that Oracle has told actual or prospective PeopleSoft customers that "there's no risk to your PeopleSoft IT investment," and that Oracle's CEO "has personally promised a 'graceful' migration to Oracle's applications."

SAC Paragraphs 22, 54m.

           This is the most curious "Tactic" of all. The only reason Oracle could possibly have to understate the difficulty of converting PeopleSoft products to Oracle's platform would be to discourage PeopleSoft's customers from moving to another vendor - to preserve the value of a business for which Oracle proposes to pay over $7 billion. (2)

           The obvious purpose and necessary effect of the statements PeopleSoft attacks must be to assuage the "fear" allegedly caused by "Tactic 3" by assuring actual or prospective PeopleSoft customers that they can safely purchase PeopleSoft products without facing prohibitive conversion costs - should the tender offer succeed and should Oracle, contrary to its (allegedly false) promises, cease supporting PeopleSoft products.

II.  THE TIME TO ANALYZE THE COMPLAINT IS NOW

           In opposing Oracle's demurrer to the First Amended Complaint, PeopleSoft asserted that "it is not necessary for the Court to wade through all of Oracle's misstatements at


-------------------------------------

2 Oracle has a legitimate interest in preventing PeopleSoft customers from defecting. The SAC itself discloses that neither Oracle nor PeopleSoft is the industry leader. SAC Paragraphs 35,69.


SF:21542352.6/2021039-0000302635                            Case No. RG03101434

                                       3
--------------------------------------------------------------------------------

                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT
this stage...." Memorandum In Opposition to Demurrer to First Amended Complaint
at 7:4-6, attached as Exhibit 1 to the Request for Judicial Notice ("RJN").

         But that is exactly what the Court must do if its processes are not to be misused.

         This action is not brought for any relief the Court could grant. Rather, PeopleSoft is using its mere pendency as a weapon in the tender offer battle, sowing "fear, uncertainty and doubt" among its shareholders and potential investors about the possible effects of this action on the tender offer and using it as a vehicle for intrusive and burdensome discovery into Oracle's business plans. Oracle respectfully urges that the time to analyze the complaint is now, not at some later date after PeopleSoft has achieved the improper purposes for which it was filed.

III.  ARGUMENT

     A.  NONE OF THE STATEMENTS ATTRIBUTED TO ORACLE IS ACTIONABLE
         ON ANY THEORY.

         At the hearing on Oracle's demurrer to the First Amended Complaint, this Court stated: "Oracle may communicate with people that are in contract with PeopleSoft and say, "Hey, we can do it better, faster, more efficiently,' whatever." RJN, Ex. 2, Reporter's Transcript of Proceedings of November 4, 2003, at 13:2-4. PeopleSoft's counsel responded: "[W]here you say you are better in a measurable way, you've got to be able to say (sic) it." Id. at 28:28-29:1.

         None of the statements the SAC attributes to Oracle meets the test of "measurability." All fall squarely within the category of opinion or commercial advocacy which California courts routinely and consistently hold to be non-actionable on any legal theory.

         At the hearing on the First Amended Complaint, the Court asked whether this issue can be addressed at the pleading stage. Id. at 15:27-28. The answer is that it can and should be. See ComputerXpress, Inc. v. Jackson, 93 Cal. App. 4th 993, 1011 (2001) ("In most cases, whether a statement is fact or opinion is a question of law."); see also Cook, Perkiss & Liehe, Inc. v. Northern Cal. Collection Service, Inc., 911 F.2d 242, 245 (9th Cir. 1990) (when considering a motion to dismiss, courts "may determine as a matter of law" whether an alleged

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                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT misrepresentation is a "statement of fact" or "mere puffery"); Haskell v. Time, Inc., 857 F. Supp. 1392, 1399 (E.D. Cal. 1994)(whether the alleged misrepresentations are mere puffery - that is, "vague, highly subjective claims as opposed to specific, detailed factual assertions" - may be determined on a motion to dismiss).

     Courts do not adjudicate general claims of product superiority or the relative strength or prospects of competing vendors. That is the function of the marketplace. The courts concern themselves with statements of fact which are injurious to the plaintiff and which are demonstrably false in, as PeopleSoft's counsel himself put it, a "measurable" way.

     Several recent cases illustrate the distinction between non-actionable statements about product quality or business conduct and actionable misrepresentations of measurable fact. In Coastal Abstract Service, Inc. v. First American Title Insurance Co., 173 F.3d 725, 731 (9th Cir. 1999), the court held that a statement that plaintiff was "too small" to meet the requirements of prospective customers was not actionable under California law on any ground. It was, the court stated, "exactly the kind of 'puffery' that does not qualify as a statement of fact capable of being proved false." Id. Even the defendant's claim that plaintiff was "not licensed in California" was held to be non-actionable, the court noting that "statements by laypersons that purport to interpret the meaning of a statute or regulation are opinion statements, and not statements of fact." Id. at 731-32. It contrasted these statements with a statement that plaintiff "was not paying its bills," a statement of fact which could be proven true or false. Id. at 732.

     Similarly, the California Court of Appeal recently found no basis for a claim under any of the laws regulating unfair competition, consumer protection or false advertising in statements by the defendant satellite television company that it was providing a "crystal clear digital" video or "CD quality" audio. Consumer Advocates v. Echostar Satellite Corp., 113 Cal. App. 4th 1351, 2003 WL 22872098, at *6-7 (2003). Such statements, the court explained, were "boasts" and "all-but-meaningless superlatives." Id. at *6. It contrasted them with another statement made by defendants which was potentially actionable, that defendant offered "50


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                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT channels" and a "seven day schedule." Id. at *7; see also Pinnacle Sys., Inc.
v. XOS Techs., Inc., 2003 WL 21397845, at *6 (N.D. Cal. May 19, 2003)
(statements that plaintiff's products were "inferior" or "'lack[ed] certain characteristics' that [defendant's] products provide constitute[] the same type of generalized boasting of superiority typical of puffing").

     Indeed, unless a plaintiff meets the standards applicable to a claim of defamation - which PeopleSoft has not attempted to do - even statements which impugn its integrity or attack its business practices are non-actionable statements of opinion. Thus, statements that a company's "products ... were 'slow or non-existent'; [that] the company was steering a 'sinking ship';
[that] investors were 'being manipulated by the company so that they can fly the coop again'; [that] shareholders had been 'screwed out of your hard earned money' ... and [that] the principals of the company were guilty of 'blatant mismanagement'" have all been found to be nonactionable on any theory. ComputerXpress, 93 Cal. App. 4th at 1012 (citing Global Telemedia Int'l, Inc.
v. Doe 1, 132 F. Supp. 2d 1261, 1268-69 (C.D. Cal. 2001)).

     Similarly nonactionable are statements that plaintiff's products were "of inferior quality, that Plaintiff was merely a stock 'scam' certain to be out of business within thirty days [and] that the officers and directors of Plaintiff were illegally conspiring with marketmakers for the company's stock to manipulate its value ..." Id.

     The statements which PeopleSoft attributes to Oracle do not even rise to the level of those involved in these cases. PeopleSoft's principal allegation is that Oracle has falsely assured present and prospective PeopleSoft customers that migration to Oracle's platform will be "graceful" or "easy" or that "there's no risk to your PeopleSoft IT investment." SAC Paragraphs 22, 37, 48, 54, 78. Quite apart from the fact that the obvious purpose and effect of these statements is to help PeopleSoft acquire and retain customers, they are not actionable under the standards set forth in the cases analyzed above. They are, at most, statements of opinion, incapable of precise measurement or objective proof.

SF:21542352.6/2021039-0000302635             6               Case No. RG03101434
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                      MEMORANDUM OF POINTS AND AUTHORITIES
               IN SUPPORT OF DEMURRER TO SECOND AMENDED COMPLAINT

           So, too, are the statements attributed to Oracle that, as compared to PeopleSoft, its business is "thriving" or that PeopleSoft's long term business prospects are poor and that its stock could decline, or which criticize PeopleSoft's management for the defensive tactics it has employed in resisting the offer. SAC Paragraphs 40, 54o, 55(d), 56, 72, 75, 78.

           Even the statements attributed to Oracle executives in which they allegedly underestimate the antitrust challenges the tender offer confronts (SAC Paragraph 54(p)) are non-actionable. They are obviously expressions of opinion and, as noted above, statements on legal matters by lay persons are, as a matter of law, non-actionable. See supra at p. 6.

           In the entire 53-page Second Amended Complaint there is not a single allegation attributing to Oracle an injurious falsehood based on the misrepresentation of a "measurable" fact. That disposes of all of PeopleSoft's claims.

      B.   THERE IS NO CLAIM UNDER CAL. BUS. & PROF. CODE SECTION 17500.

           Section 17500 of the Business and Professions Code prohibits false advertising in connection with the disposition of real or personal property or services. The SAC states no claim under this section. As explained above, the statements the SAC attributes to Oracle are at most statements of opinion or non-actionable commercial advocacy or "puffing." Accordingly, no claim of false advertising can be premised on them. Consumer Advocates, WL 22872098, at *6.

      C.   THERE IS NO CLAIM FOR TRADE LIBEL.

           "Trade libel is the publication of matter disparaging the quality of another's property, which the publisher should recognize is likely to cause pecuniary loss to the owner." ComputerXpress, 93 Cal. App. 4th at 1010. "To constitute trade libel, a statement must be false. Since mere opinions cannot by definition be false statements of fact, opinions will not support a cause of action for trade libel." Id. at 1010-11 (citations omitted).

           As explained more fully above, the statements the SAC attributes to Oracle are all in the realm of opinion, commercial advocacy or "puffery" and are, as a matter of law, non-actionable on any theory, including trade libel.


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     In addition, PeopleSoft's trade libel claim fails for the reason that it does not allege that Oracle made any statement which "disparages the quality" of its products - an essential element of such a claim. While there are allegations that Oracle claims its business is "thriving" compared to PeopleSoft's (e.g., SAC Paragraph 54o), or that PeopleSoft's future prospects are poor (e.g., SAC Paragraphs 40, 75), there is no allegation that Oracle has "disparaged the quality" of PeopleSoft products - much less that it has done so in a "measurable" way.

     There is no trade libel claim.

 D.  THERE IS NO CLAIM FOR INTENTIONAL INTERFERENCE WITH
     PROSPECTIVE ECONOMIC ADVANTAGE.

     "Like the tort of trade libel, interference with prospective economic advantage requires false statements of fact." ComputerXpress, 93 Cal. App. 4th at 1014. "Further, a plaintiff cannot state a cause of action for interference with prospective economic advantage based on 'loose, figurative or hyperbolic language'...." Id. (citation omitted). Accordingly, PeopleSoft's tortious interference claim fails for the same reason as does its claim for trade libel. See supra Section III.A, C.

     Moreover, unlike a claim for interference with contract - which PeopleSoft has dropped from the SAC - a claim for interference with prospective economic advantage is subject to the competition privilege. That privilege can be overridden only upon a showing that the defendant engaged in conduct that was wrongful, and "wrongful 'by some measure beyond the fact of the interference itself.'" Della Penna v. Toyota Motor Sales, U.S.A. Inc., 11 Cal. 4th 376, 392-93 (1995)(citation omitted).

     The allegedly "wrongful" acts on which PeopleSoft relies for this purpose are, however, the same ones on which it relies to supply the "unlawfulness" element of its claim under Business and Professions Code Section 17200 claim. These are addressed in the succeeding section of this Memorandum.


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     E.   THERE IS NO CLAIM UNDER CAL. BUS. & PROF. CODE SECTION 17200.

          1.   THERE IS NO CLAIM OF "UNLAWFULNESS" UNDER SECTION 17200.

          A claim that a defendant has violated Section 17200 by "unlawful" activity is only as good as the underlying claims of "unlawfulness" on which it rests. Where the underlying claims fail, the section 17200 claim must also fail. Khoury v. Maly's of Cal., Inc., 14 Cal. App. 4th 612, 619 (1993). Moreover, any defense to the "borrowed" claim is a defense to the section 17200 claim. People v. Duz-Mor Diagnostic Laboratory, Inc., 68 Cal. App. 4th 654, 673
(1998). Each of PeopleSoft's "borrowed" claims fails as a predicate act to its section 17200 claim.

               a.   THERE IS NO CLAIM UNDER CAL. BUS. & PROF. CODE
                    SECTIONS 17043 (SALES BELOW COST) OR 17044 (LOSS LEADER).

          PeopleSoft claims Oracle has made sales below cost in violation of Bus. & Prof. Code Section 17043. SAC Paragraph 100(a). PeopleSoft also claims that these below cost sales constituted a "loss leader" in violation of Bus. & Prof. Code Section 17044. SAC Paragraph 100(b). To state a "loss leader" claim, the plaintiff must also allege a sale "below cost." See Cal. Bus. & Prof. Code
Section 17030 (a loss leader under Section 17044 must be "sold at less than cost").

          The sole basis of these claims appears in Paragraphs 49 and 50 of the SAC. There PeopleSoft alleges that "Oracle's senior management approved a plan
.. . . with an offer for a free license to Oracle software applications on a
'module for module' swap basis." This offer, the SAC further alleges, was "initially . . . targeted" at customers who were using a PeopleSoft product which PeopleSoft was about to stop supporting and represented an "'early extension' of the offer that Oracle . . . intended to make if its 'Tender Offer' was successful." SAC Paragraph 49-50.

          There are several things wrong with this claim.

          First, the SAC does not allege that the "offer" was actually made to any customer, much the less accepted by any. Second, although it alleges that the offer was "initially targeted" at PeopleSoft customers whose products PeopleSoft was itself discontinuing, it does not allege that this ever changed.


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     Most importantly, however, the SAC does not allege that the alleged offers, which may or may not ever have been extended to anyone, were in fact "below cost." The sole basis on which these claims rest is the allegation that the offers involved a "free license to Oracle software applications." SAC Paragraph 49.

     But, as the SAC itself makes clear, one cannot use a bare license. Indeed, it alleges: "The license charge is only one relatively small part of the total cost of ownership of software that businesses use to run their enterprises." SAC Paragraph 54(a). "PeopleSoft's customers will have to incur consulting, integration, and conversion costs, over and above any waived license fee ...."
Indeed, the SAC alleges that: "A substantial portion of PeopleSoft's current customers ... would have to purchase and switch to an entirely new database, potentially costing them millions of dollars ...." Id.

     Such allegations are, as a matter of law, insufficient to state a claim for "below cost" sales. The allegedly "free" license is being sold "below cost" in the same sense that a "two for one" offer involves the sale of a "free" product. This is not sufficient. See Independent Journal Newspapers v. United Western Newspapers, Inc., 15 Cal. App. 3d 583, 586, 587 (1971) (plaintiff did not sufficiently allege sale below cost in claiming that defendant publisher offered to purchasers of classified advertising in its daily paper the same advertising in its weekly throwaway paper "at no additional cost").

          b.  THERE IS NO CLAIM UNDER CAL. BUS. & PROF. CODE SECTION 17045.

     The allegedly "free" software licenses form the sole basis for PeopleSoft's claim that Oracle violated the provisions of Business and Professions Code Section 17405 relating to "unearned discounts ... not offered to all purchasers ...." SAC Paragraph 100(c).

     In addition to the above described infirmities of those allegations, this claim suffers from the further failure to allege that alleged discount was "secret." That is an essential element of any claim based on Section 17405 and there is simply no such allegation in the SAC.


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     Nor is a single fact alleged to support the wholly conclusory allegation that the alleged discount was "unearned." As the court stated in Nicolosi Distrib. Co. v. Finishmaster, Inc., 2000 WL 41222, at *2 (N.D. Cal. Jan. 13,
2000), "claims brought under California's unfair competition statute must satisfy a heightened pleading standard." This means that the plaintiff must "state with reasonable particularity the facts supporting the statutory elements of the violation." Id. (quoting Khoury, 14 Cal. App. 4th at 619).

     In Nicolosi the court found inadequate to state a claim under Section 17045 allegations that the defendant had offered "secret rebate[s], refunds or unearned commissions [which] were not extended to all purchasers purchasing upon like terms and conditions ... [and] were all unearned by those companies who were offered them ... in that they were offered to the various companies before Defendant contracted with them ... [and] were in the form of a 'cash bonus' ensuring possible business with Defendant ... and the business in question had done nothing to earn said rebate, bonus or commission." Id. at *3 (emphasis in original). The allegations of the SAC fall short even of these allegations which were held to be insufficient. PeopleSoft does not allege that the discounts were "secret" and offers no fact of any kind to support its wholly conclusory allegation that they were "unearned."

     The SAC also fails to allege that the alleged practices are injurious to "competition" - an explicit requirement of the statute. As explained more fully below, injury to a competitor, even if properly alleged, is not injury to competition. See infra Section III.E.2.

           C.   THERE IS NO CLAIM UNDER CAL. CIVIL CODE SECTION 1770.

     PeopleSoft attempts to state a claim under Civil Code Section 1770, the Consumer Legal Remedies Act, based on Oracle's alleged disparagement of its "goods, services and business" by "false and misleading representations of fact." SAC Paragraph 100(d). As shown at length above, the SAC attributes no such representation of fact to Oracle. See supra Section III.A.

     In addition, PeopleSoft's attempt to state a claim under Civil Code Section 1770 fails because that statute only applies to representations made in transactions to "consumers." A


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"consumer" is statutorily defined as "an individual who seeks or acquires, by purchase or lease, any goods or services for personal, family, or household purposes." Civ. Code Section 1761(d). Nowhere does the SAC allege that Oracle made any disparaging comments to a "consumer" purchasing goods for "personal, family or household purposes." All of PeopleSoft's allegations, see SAC Paragraphs 86-90, concern comments allegedly made to PeopleSoft's business customers. See Lazar v. Hertz Corp., 143 Cal. App. 3d 128, 141-42 (1983) (plaintiff, who had rented a car for business purposes, was not a "consumer" under section 1770).

          d.   THERE IS NO CLAIM UNDER CAL. CIVIL CODE SECTION 1708.

     Section 1708 states a general duty to avoid injuring others. Cal. Civil Code Section 1708. A legal duty is thus a prerequisite to a section 1708 claim. County of San Luis Obispo v. The Abalone Alliance, 178 Cal. App. 3d 848, 865
(1986) (a tort involves a "'violation of a legal duty, imposed by statute, contract or otherwise, owed by the defendant to the person injured'") (citation omitted) (emphasis in original). There is no "universal duty" associated with section 1708. Id. (rejecting appellants' argument that "defendants, by their acts of civil disobedience, breached a universal duty to society at large and thus are liable in 'tort'"). The SAC is bare of any allegation that Oracle owes a duty of care to anyone, and this Court has already held, in sustaining, without leave to amend, Oracle's demurrer to PeopleSoft's claim of negligent interference with prospective economic advantage, that Oracle owes no duty of care to PeopleSoft. See RJN, Ex. 3, Order Sustaining Demurrer to the First Amended Complaint at 2.

          e.   THERE IS NO CLAIM UNDER CAL. CIVIL CODE SECTION 1709.

     Section 1709 prohibits fraudulent deceit. Under California law, plaintiffs must plead each element of fraud with specificity.(3) Committee on Children's Television, Inc. v.

-----------------------

3    Because PeopleSoft is alleging a Civil Code section 1709 violation as a predicate act in support of the "unlawfulness" prong of its section 17200 claim, it must allege each element of a traditional fraud claim with specificity. Khoury, 14 Cal. App. 4th at 619.

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General Foods Corp., 35 Cal. 3d 197, 216 (1983) (every element of fraud "'must be alleged in the proper manner (i.e., factually and specifically), and the policy of liberal construction of the pleadings...will not ordinarily be invoked to sustain a pleading defective in any material respect'") (citation omitted).

          The elements of fraud are: (1) misrepresentation (consisting of false representation, concealment or nondisclosure), (2) knowledge of falsity (scienter), (3) intent to deceive and induce reliance, (4) justifiable reliance on the misrepresentation, and (5) resulting damage. Small v. Fritz Cos., Inc., 30 Cal. 4th 167, 173 (2003) (citation omitted).

          Quite apart from the fact that the SAC does not attribute to Oracle any false representation of fact, see supra Section III.A, it also contains no allegation that anyone reasonably relied on any such representation or that such reliance has caused damage to anyone. Indeed, PeopleSoft's claim that Oracle has made inconsistent statements about its intentions and support for PeopleSoft products--thereby creating "fear, uncertainty and doubt" on the part of PeopleSoft customers (e.g., SAC (Paragraph) 12, 38, 58, 66, 67, 68)--would defeat any possibility of reasonable reliance. If customers are "uncertain" or "doubtful" about Oracle's stated intentions, they obviously cannot reasonably rely on them.

          2.  THERE IS NO CLAIM OF "UNFAIRNESS" UNDER SECTION 17200.

          In SAC (Paragraphs) 101-108, PeopleSoft alleges that Oracle's practices are unfair under the second prong of Bus. & Prof. Code Section 17200. In an action between competitors, however, such a claim requires additional elements. The plaintiff must allege facts which establish that the defendant's conduct threatens an incipient violation of an antitrust law, or violates the policy or spirit of one of those laws because its effects are comparable to or the same as a violation of the


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law, or otherwise significantly threatens or harms competition." Cel-Tech
Communications, Inc. v. Los Angeles Cellular Telephone Co., 20 Cal. 4th 163, 187
(1999).(4)

     But "[i]njury to a competitor is not equivalent to injury to competition; only the latter is the proper focus of antitrust laws." Id. at 186.

     Accordingly, there must be some allegation as to how Oracle's alleged conduct threatens competition. Gregory v. Albertson's, Inc., 104 Cal. App. 4th 845, 856 (2002) (sustaining demurrer, explaining that "it must be alleged that respondent's conduct had an adverse effect on competition"). Only in rare circumstances, not present here, will damage to competition be inferred from damage to a competitor. See Rutman Wine Co. v. E. & J. Gallo Winery, 829 F.2d 729, 734 (9th Cir. 1987)("While appellant clearly pleads injury to itself, its conclusion that competition has been harmed thereby does not follow."). Indeed even the "elimination of a single competitor, standing alone, does not prove anticompetitive effect." Kaplan v. Burroughs Corp., 611 F.2d 286, 291 (9th Cir.
1979); see also Falstaff Brewing Co. v. Stroh Brewery Co., 628 F. Supp. 822, 827 (N.D. Cal. 1986) (allegations that defendant interfered with plaintiff's acquisition of another company and caused "economic concern among plaintiff's distributors" did not constitute injury to competition).

     PeopleSoft does not allege that the tender offer, if allowed to proceed, would result in the creation of economic power in violation of the antitrust laws. Moreover, it could not do so. The target of a tender offer lacks standing to assert any such claim. Carter Hawley Hale Stores, Inc. v. The Limited, Inc., 587 F. Supp. 246, 250 (C.D. Cal. 1984); see also Cargill, Inc. v. Monfort of Colorado, Inc., 479 U.S. 104, 116 (1986).

-----------------------

(4) PeopleSoft cannot avoid the obligation to plead damage to competition by relying on alleged harm to its customers. See AICCO, Inc. v. Ins. Co. of North America, 90 Cal. App. 4th 579, 597-598 (2001) (Cel-Tech inapplicable to complaint against competitor because plaintiff did not also complain of injury to itself).


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          Accordingly, if "antitrust injury" is to be found anywhere, it must be in PeopleSoft's allegations that Oracle's sales tactics are hurting PeopleSoft's business. But even if PeopleSoft had alleged that those "tactics" will put it out of business, which it has not done, that would not be enough to establish injury to competition, absent allegations that no competition would remain. Kaplan, 611 F.2d at 291; see also Glen Holly Entm't, Inc. v. Tektronix, Inc.,
352 F.3d 367, 371, 374 (9th Cir. 2003)(to have standing under the Clayton Act,
"a plaintiff must adequately allege and eventually prove 'antitrust injury,'" holding that plaintiff's injuries were of the "type the antitrust laws were intended to prevent" only because the market was "detrimentally changed" and all competition was eliminated)(emphasis in original)).

          PeopleSoft does not allege that Oracle threatens it with extinction. Indeed, all it claims is that Oracle has interfered with its customer relations -- and even that in only a few cases. SAC Paragraphs 58-68. That is injury to a competitor, not injury to competition.

          3.   THERE IS NO CLAIM OF "FRAUDULENT" CONDUCT UNDER SECTION 17200.

          A plaintiff claiming "fraudulent" business practices under Section 17200 must allege that "members of the public are likely to be deceived." Committee on Children's Television, 35 Cal. 3d at 211. Likelihood of deception is measured by a "reasonable consumer" standard. Freeman v. Time, Inc., 68 F.3d 285, 289 (9th Cir. 1995).

          As demonstrated above, the SAC alleges only statements of opinion, commercial advocacy, and puffery -- not measurable facts that might deceive a reasonable consumer.

IV.  CONCLUSION

          PeopleSoft should not allowed to rely on the sheer length and complexity of a 53-page complaint to conceal the fact that it states no claim.

          Nor should it be able to rely on a complaint which states no claim as a weapon in its tender offer battle with Oracle.

          The SAC should be dismissed now.



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                      MEMORANDUM OF POINTS AND AUTHORITIES
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DATED January 20, 2004                 Respectfully submitted,

                                       BINGHAM McCUTCHEN LLP



                                       By:   /s/  Geoffrey M. Howard
                                       ---------------------------------------
                                                  Geoffrey M. Howard
                                     Attorneys for Defendants Oracle Corporation
                                             and Pepper Acquisition Corp.




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